SUMMARY TERM SHEET
FOR PROPOSED REVERSE STOCK SPLIT

This summary highlights selected information and may not contain all of the information that is important to you. To better understand the terms and conditions of the Reverse Stock Split, as well as the consequent Amendment to the Company's Certificate of Incorporation, you should carefully read this entire document, its attachments and the other documents to which we refer.

WHAT IS THE COMPANY PROPOSING?

The Company is proposing that the Company's shareholders authorize the Board of Directors to complete a Reverse
Stock Split of the Company's outstanding common stock that would result in shareholders receiving one share of New
Common Stock in exchange for every 1,875 shares of Existing
Common Stock that they currently own.  The Reverse Stock
Split is proposed to take the Company private. The principal reason for "going private" is to relieve the Company of the increased costs, burdens and risks of remaining a public company.

Each shareholder owning less than 1,875 shares of Existing
Common Stock will receive in exchange for each share of Existing Common Stock cash in the amount of $0.3568 if the Board of Directors completes the Reverse Stock Split.
The Company's Articles of Incorporation will be amended to effect the Reverse Stock Spilt. This will decrease the Company's authorized capital stock from 15,000,000 shares to 8,000 shares.

The Board has retained for itself the absolute authority to reject (and not implement) the Reverse Stock Split (even after approval by the shareholders) if it determines subsequently that the Reverse Stock Split is not then in the best interests of the Company or its shareholders, or if the Company does not have the available cash and/or is unable to borrow the funds or sell assets sufficient to accumulate the necessary cash to consummate the Reverse
Stock Split.

For further information, see "SPECIAL FACTORS - Purpose and
Reasons for The Reverse Stock Split."

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WHY IS THE COMPANY PROPOSING A REVERSE STOCK SPLIT?

The Reverse Stock Split and payment of cash in lieu of fractional shares resulting therefrom has been unanimously approved by the Board of Directors as an option that should be available to the Company and is proposed to reduce the number of shareholders of record to less than 300, thereby allowing the Company to terminate its registration under the Securities Exchange Act of 1934 ("Exchange Act") and relieving the Company of the costs typically associated with the filing of public documents, since as a private company, the Company would no longer be required to file annual and quarterly reports with the Securities and Exchange Commission (the "SEC"). The Reverse Stock Split, if approved by the shareholders and effected by the Board of Directors, will provide the Company's shareholders with liquidity by allowing them to liquidate their shares for cash at a fair value.

The Company believes, based upon historical information, that it may save at least $60,000 per year in costs associated with being a public reporting company.

The reasons for the Reverse Stock Split are discussed below under "SPECIAL FACTORS - Purpose and Reasons for the
Reverse Stock Split."

WHAT ARE THE PURPOSES OF AND REASONS FOR THE REVERSE STOCK SPLIT?

Because the Company has more than 300 shareholders of record and its common stock is registered under Section
12(g) of the Exchange Act, the Company is required to comply with the disclosure and reporting requirements under the Act. Since shareholders are not currently realizing many of the principal benefits of public ownership, the Board determined that the increasing costs of public reporting were not warranted as the Company's status as a public company places significant financial burdens and legal risks on the Company.









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As a result of recent corporate governance scandals and the legislative and litigation environment resulting from those scandals, the costs of being a public company in general, and the cost of remaining a public company in particular, are expected to increase dramatically in the near future. For example, the Company's directors' and officers' insurance premiums are expected to increase upon renewal. Moreover, new legislation, such as the recently enacted Sarbanes-Oxley Act of 2002, will have the effect of increasing the burdens and potential liabilities of being a public reporting company. This and other proposed legislation will likely increase audit fees and other costs of compliance, such as attorneys' fees, and by increasing potential liability of officers and directors will likely result in further increases in insurance premiums.

In light of the Company's current size and resources, the Board does not believe that such costs are justified, and believes that it is in the Company's best interests to eliminate the administrative and financial burdens associated with being and remaining a public company.

The Reverse Stock Split will reduce the number of the Company's shareholders below 300, which will cause the Company's common stock to become eligible for termination of registration under the Exchange Act. The Company's
Board of Directors considered the following factors when recommending the Reverse Stock Split:

The cost savings per year that the Company expects to realize as a result of the deregistration of the Company's common stock and the decrease in expenses relating to servicing shareholders holding small positions in the Company's common stock;

The additional savings in terms of management's and employees' time that will no longer be spent preparing the periodic reports required of publicly-traded companies and managing shareholder relations and communications;

The fact that the Company has not been able to realize many of the benefits associated with being a publicly-traded company, such as enhanced shareholder value and access to capital markets due to the limited liquidity and low market price of the Company's common stock;

The belief that the Company's shareholders have not benefited proportionately from the costs of registration and trading of its common stock, principally as a result of the non-existent trading market for its common stock, and a practical limitation of the Company's shareholders' abilities to sell their shares in the open market, thereby effectively rendering their investment illiquid.

The purposes and reasons for the Reverse Stock Split are discussed below under "SPECIAL FACTORS - Purpose and Reasons for the Reverse Stock Split."

WHAT WILL I RECEIVE IF THE REVERSE STOCK SPLIT IS APPROVED?

If the Reverse Stock Split is approved by the shareholders and implemented by the Board of Directors:

	One share of New Common Stock will be exchanged for every 1,875 shares of Existing Common Stock held as of the effective date. Each shareholder owning less than 1,875 shares of Existing Common Stock will receive in exchange for each share of Existing Common Stock cash in the amount of $0.3568.

	Fractional shares will be purchased from holders at a rate of $0.3568 per share.

	The procedure for this exchange and the payment of cash in lieu of fractional shares is described below under the caption "PROPOSAL ONE - Exchange of Certificates and Payment of Fractional Shares."









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WHAT DOES "GOING PRIVATE" MEAN?

"Going Private" means that the Company will no longer be a public reporting company under the federal securities laws.
As there will then be less than 300 shareholders of record remaining, registration of the Company's stock under the Securities Exchange Act of 1934, as amended (the "Exchange
Act" or the "'34 Act"), will be terminated.

If the Reverse Stock Split is approved, the Company will no longer be required to file annual, quarterly and other reports that it currently files with the Securities and Exchange Commission (the "SEC").

"Going Private" is described below under the caption
"SPECIAL FACTORS - - Purpose and Reasons for the Reverse
Stock Split."

HOW DID THE BOARD OF DIRECTORS DETERMINE THE FAIRNESS OF THE
REVERSE STOCK SPLIT?

In early 2003, the Board of Directors decided to explore a "going private" transaction by means of a Reverse Stock
Split.

The "going private" transaction was subject to a number of conditions including the receipt of a fairness opinion from the financial advisor that the transaction is fair to the Company's shareholders, and approval by the Company's shareholders.

With respect to valuation, the board of Directors engaged
Schaffner Knight Minnaugh & Company, P.C., an independent valuation firm, to determine the fair value of the fractional shares to be paid in cash in the Reverse Stock
Split.

The Board of Directors determined that the Reverse Stock
Split was fair to all shareholders based on the liquidity opportunity provided in the absence of an active trading market, and the benefit to continuing shareholders of reduced expenses.

The Reverse Stock Split will provide the Company's shareholders with liquidity by allowing them to liquidate their investment for cash.

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There are a large number of shareholders who own limited
amount of the Company's shares, and whose liquidity is reduced because there is essentially no market for such shares. The Reverse Stock Split will allow such shareholders to liquidate their holdings at a fair value.
See "SPECIAL FACTORS - Fairness of the Reverse Stock
Split."

Schaffner Knight Minnaugh & Company, P.C. opined to the
Board of Directors that a value of $0.3568 per share of Existing Common Stock in connection with the Reverse Stock
Split is fair from a financial point of view to the shareholders of the Company's common stock. The Board of Directors relied upon the opinion of Schaffner Knight
Minnaugh & Company, P.C.  See "SPECIAL FACTORS - Opinion of
Schaffner Knight Minnaugh & Company, P.C. Advisors."

DO I HAVE APPRAISAL OR DISSENTER'S RIGHTS?

Under Pennsylvania's law, the law governing the Reverse
Stock Split, you do not have the right to demand the appraised value of your shares or any other dissenter's rights if you vote against the proposed Reverse Stock Split transaction. Your rights are described under "Appraisal
Rights and Dissenter's Rights."

WHAT ARE THE PRINCIPAL ADVANTAGES OF THE REVERSE STOCK SPLIT?

Currently, essentially no trading market exists for the Company's securities, so cashing out fractional shares in a Reverse Stock Split will permit shareholders to obtain cash for their otherwise illiquid share holdings without incurring brokerage or other transaction costs at a fair value.

The Company believes, based upon historical information, that it may save at least $60,000 per year in costs associated with being a public reporting company.

The Board of Directors further concluded that, given the lack of a meaningful market for the Company's Common Stock, the Reverse Stock Split afforded shareholders an opportunity to receive fair value for their shares. In addition, the Board believes that the Reverse Stock Split constitutes the most expeditious, efficient, cost effective and fairest method to convert the Company from a reporting company to a privately held non-reporting company in
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comparison to other alternatives considered by the Company.

To review the principal advantages of the Reverse Stock
Split in greater detail, please read the discussions under "SPECIAL FACTORS - Purpose and Reasons for the Reverse
Stock Split."

WHAT ARE THE PRINCIPAL DISADVANTAGES OF THE REVERSE STOCK SPLIT?

Shareholders who are cashed-out completely will no longer have any ownership or voting rights in the Company and will not be able to participate in any future growth or profits that the Company may experience.

If the Reverse Stock Split is effected, the Company will become a private company, and there will be no opportunity for a public market for the Company's securities to develop unless the Company re-registers under the Exchange Act in the future, which is not anticipated at this time.

To review the principal disadvantages of the Reverse Stock
Split in greater detail, please read the discussion under "SPECIAL FACTORS - Purpose and Reasons for The Reverse
Stock Split."

WHAT ARE THE TAX IMPLICATIONS OF THE REVERSE STOCK SPLIT?

In general, based upon existing federal income tax law, shareholders who receive cash in lieu of fractional shares of New Common Stock will be treated as receiving cash as payment in exchange for their fractional shares of New
Common Stock, and they will recognize a capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the fractional shares surrendered for cash. Whether gains or losses from the sale of capital assets are short-term or long-term capital gains or losses depends on the period the capital asset was held.

WHOM DO I CALL IF I HAVE QUESTIONS?

If you have any questions, require assistance or need additional copies of this Proxy Statement, you should contact Steve Millis, President of the Company at
(814)725-8742.


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SPECIAL FACTORS

Purpose and Reasons for the Reverse Stock Split

Because the Company has more than 300 shareholders of record and its common stock is registered under Section 12(g) of the Exchange Act, the Company is required to comply with the disclosure and reporting requirements under the Act. Since shareholders are not currently realizing many of the principal benefits of public ownership, the Board determined that the increasing costs of public reporting were not warranted as Company's status as a public company places significant financial burdens and legal risks on the Company.

As a result of recent corporate governance scandals and the legislative and litigation environment resulting from those scandals, the costs of being a public company in general, and the cost of remaining a public company in particular are expected to increase dramatically in the near future. For example, the Company's directors' and officers' insurance premiums are expected to increase upon renewal. Moreover, new legislation, such as the recently enacted Sarbanes-Oxley Act of 2002, will have the effect of increasing the burdens and the potential liabilities of being a public reporting company. This and other proposed legislation will likely increase audit fees and other costs of compliance such as attorneys' fees, and by increasing the potential liability of officers and directors will likely result in further increases in insurance premiums. In light of the Company's current size and resources, the Board does not believe that such costs are justified. Therefore, the Company's Board believes that it is in its best interests to eliminate the administrative and financial burdens associated with being and remaining a public company.

The Reverse Stock Split, the proposed purchase of fractional shares and the proposed reduction of the number of authorized shares have been unanimously approved by the Company's Board of Directors. The purpose being to take the Company private by reducing the number of shareholders of record to less than 300, thereby permitting shareholders to liquidate their shares at a fair value; and relieving the Company of the costs associated with being a public company and the required filing of periodic reports and other documents with the SEC.


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The Board of Directors believes that there is essentially no market for the Company's Common Stock and it is difficult for a shareholder to cash out.

The Board also recognized the concerns of a large number of the Company's shareholders owning limited amounts of the Company's shares where there is no market or ability to liquidate. The Reverse Stock Split will allow such shareholders to liquidate their holdings at a fair value. In addition, because of the small size of the Company, the essentially non-existent trading market, and the limited liquidity of the Existing Common Stock, the Company has not been able to utilize the shares as a source of financing for its capital needs. For these reasons, the Company has not been able to realize the principal benefits of public ownership and since the Company's management does not expect any changes in this situation for the foreseeable future, the Board determined that the costs of remaining a public company were not warranted.

As a private company, the Company's management will be able to better focus their time and efforts on the operation of the Company's business.

The Board of Directors believes that there are considerable costs and burdens to the Company in remaining a public reporting company. To comply with its obligations under the Exchange Act, the Company incurs direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies. Examples of direct costs savings from the termination of registration of the Company's common stock include: lower printing and mailing costs; reduced reporting and disclosure requirements due to the Company's private status; and such as word processing costs and preparing electronic filings in the EDGAR format prescribed by the SEC. The Company also believes that there will be a significant reduction in audit and legal fees, and there will be additional savings in director and officer liability insurance once the Company is no longer subject to the reporting requirements of the Exchange Act. The Company also incurs substantial indirect costs as a result of executive time expended to prepare and review such Exchange Act filings. The termination of the registration of the Company's common stock is expected to effectively eliminate or at least substantially reduce many of these costs.




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The Company also expects the Reverse Stock Split to
substantially reduce the costs of servicing shareholder accounts. The costs of printing and mailing materials to shareholders increases for each shareholder account, regardless of the number of shares held by the shareholder. Many of the Company's shareholders hold a relatively small number of shares, and the cost of servicing such accounts is disproportionate to the size of the holdings.

Based on its experience in prior years, the Company believes that overall savings of at least $60,000 annually may be realized by "going private." This amount, however, is just an estimate, and the actual savings to be realized may be higher or lower than such estimate.

Shareholders will benefit from the Reverse Stock Split in that each shareholder owning less than 1,875 shares of Existing
Common Stock will receive in exchange for each share of Existing
Common Stock cash in the amount of $0.3568.

If the Reverse Stock Split is approved and implemented using the proposed formula, the number of shareholders of record of the Company's common shares will be fewer than 300. The Company intends to terminate the registration of its common stock under the Exchange Act pursuant to Section 12 of the Exchange Act. Following the Reverse Stock Split, the decision by the Company to terminate Exchange Act registration upon implementation of the Reverse Stock Split does not require shareholder approval and will not be voted on at the Annual Meeting. The Company's duty to file periodic reports with the SEC, such as quarterly and annual reports, will end once the Company has less than 300 shareholders of record.

The Company's Board of Directors on Septemeber 11, 2003 approved, subject to approval by the Company's shareholders, a proposal to authorize the Board of Directors to effect the Reverse Stock Split and the Amendment to the Company's Articles of Incorporation at such time within 12 months subsequent to the Shareholder approval if the necessary funds can be arranged and the Board in its discretion believe that the consummation continues to be in the best interest of the Shareholders and the Company.





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Potential Disadvantages

While the Company believes the Reverse Stock Split will result in the benefits described above and elsewhere, several disadvantages should also be noted. The ownership interest of shareholders holding less than 1,875 shares will be terminated and such shareholders will not participate in the future growth or profits, if any, of the Company. The Company will become a private company, and continuing shareholders will not have the opportunity for a public market for the Company's securities to develop unless the Company re-registers under the Exchange Act in the future, which is not anticipated at this time.

After the Reverse Stock Split, the Company will terminate the registration of its common stock under the Exchange Act and the Company will no longer be subject to the reporting requirements under the Exchange Act. As a result of the termination of the Company's reporting obligations under the Exchange Act:

	Less information will be required to be furnished to shareholders or to be made publicly available by the Company;

	Various provisions of the Exchange Act, such as proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, will no longer apply to the Company; and

	The reporting requirements and restrictions of the Exchange Act and, significantly, the reporting provisions of Section 16, will no longer apply to executive officers, directors and 10% shareholders of the Company.

Background

During the first half of 2003, the Company's Board of Directors had a number of informal discussions with management involving the issue of the Company continuing to keep its common stock registered under the applicable provisions of the Exchange Act or whether it would be in the best interests of the Company and its shareholders to engage in a "going private" transaction that would result in the Company's Existing Common Stock becoming eligible for termination of registration under the Act.

In deciding to undertake the "going private" transaction at this time, as opposed to other times in the Company's operating history, the Board of Directors considered a number of factors, including:
	the cost savings that the Company could reasonably expect to realize as a result of the deregistration of its common stock, including the significantly increased costs of being a public company due to the recently enacted Sabranes-Oxley Act and its corporate governance regulations, and the expenses relating to servicing shareholders of the Company's common stock;

	the outlook for significant increases in the cost of directors' and officers' insurance and independent audit costs;

	significant savings in terms of management's time, as management would no longer be required to prepare the periodic reports required of publicly traded companies or to be responsible for shareholder relations and communications;

	the belief that the Company's shareholders are not currently realizing many of the principal benefits of public ownership, principally as a result of the absence of a trading market for the Company's stock; and

	the fact that the sooner the proposal can be implemented, the sooner the Company will cease to incur the increasing costs and burdens of being a public company.

After taking into account all of the benefits and disadvantages of the Company's registration under the Exchange Act at the present time, the Board has concluded that the continued monetary and human resource expense of such registration is unjustified given the Company's inability to effectively take advantage of many of the benefits of public registration. The board believes that it is in the Company's best interests to eliminate the administrative and financial burdens associated with being and remaining a public company.

The principal reason for "going private" is to relieve the Company of the increased costs, burdens and detriments of remaining a public company. "Going private" mitigates the risks associated with being a public company. "Going Private" eliminates the accounting, legal, and other costs associated with the obligation to file annual, quarterly, and current reports with the SEC. "Going private" also eliminates the obligation for compliance with the new requirements of the Sarbanes-Oxley Act.

The Board reasonably believes that many shareholders will welcome a "going private" transaction, because it will provide them with liquidity by allowing them to liquidate their investment for cash.

The "going private" proposal is being made at this time because the sooner the proposal can be implemented, the sooner the Company will cease to incur the expenses and burdens of being a public company (which are only expected to increase significantly) and the sooner shareholders who are to receive cash in this transaction will receive and be able to reinvest or otherwise make use of such cash payments.

Alternatives Considered by the Board of Directors

The Board of Directors considered alternative transactions to reduce the number of shareholders and ultimately determined that the Reverse Stock Split was the preferred method. The Board of Directors considered the following alternative strategies:

Issuer Tender Offer. The Board of Directors considered, in concept, an issuer tender offer by which the Company would offer to repurchase shares of the Company's outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature.
The Board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record holders so as to permit the Company to reduce the number of shareholders below 300, and to terminate its SEC reporting requirements. The Board was also uncertain as to whether many holders of a small number of shares would make the effort to tender their shares. In addition, the Board considered that the estimated transaction costs of completing a tender offer would be higher than the costs of the Reverse Stock Split, and these costs could be significant in relation to the value of the shares purchased since there could be no certainty that a
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significant number of shares would be tendered.  Since an
issuer tender offer would not necessarily meet the Company's objective of reducing the number of shareholders below 300, the Board did not address or consider potential purchase prices to be offered in an issuer tender offer.

Purchase of Shares in the Open Market.  The Board of
Directors rejected this alternative because it concluded it was unlikely that the Company could acquire shares from a sufficient number of holders to accomplish the Board's objectives.

Liquidation. The Board also considered an orderly liquidation of the Company and distribution of the net proceeds. The Board determined that a liquidation of the Company was not appropriate at the present time.
Furthermore, given the need to sell all of the Company's properties within a relatively short period of time in the context of a full liquidation, the Company's management estimated that it is likely that the prices that would be received for the assets would be lower in a fire-sale or liquidation type of sale.

Maintaining the Status Quo. The Board considered the alternative of taking no action. However, due to the Company's significant and increasing costs of compliance under the Exchange Act, especially in relation to the Company's overall expenses and cash flow, the Board believes that taking no action at this time is not in the best interests of the Company. The Company estimates that at least $15,000 of additional annual expenses may continue to be incurred if the Company continues to be a reporting Company under the Exchange Act. This estimate is based substantially on past experience, and may not necessarily be indicative of actual future expenses in view of the additional requirements of the Sarbanes-Oxley Act of 2002 and related SEC rules. The Company is not able to estimate at this time the costs of full compliance with al of the recently proposed and issued rules related to the Sarbanes-Oxley Act of 2002, but expects significant increases.

The Board of Directors has determined that the Reverse Stock Split is the most expeditious and economical method of changing the Company's status from that of a reporting company to that of a non-reporting company. The Company has not sought, and has
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not received, any meaningful proposals for the merger or
consolidation of the Company, or for the sale or other transfer of all of any substantial portion of the Company's assets, or for the securities of the Company that would enable the holder thereof to exercise control of the Company. The Board did not solicit proposals involving the merger or sale of the Company because the Board did not believe that a merger or sale of the Company would be in the best interests of the Company or its shareholders in view of current conditions in the oil and gas market affecting the Company's properties as described under "Liquidation" above, and the Company had received no meaningful expressions of interest to acquire the Company. The possibility that a third party would offer a fair value to the Company's shareholders was, in the view of the Board, remote.

Fairness of the Proposed Reverse Stock Split

The Board of Directors believes that the Reverse Stock Split is in the best interests of the Company and is both procedurally and substantively fair to the shareholders of the Company. In determining the fairness of the Reverse Stock Split, the Board considered a number of factors prior to the approval of the proposed transaction.

The Board reasonably believes that many shareholders will welcome the Reverse Stock Split transaction, because it will provide them with liquidity by allowing them to liquidate their investment for cash.

The Board, by unanimous vote on September 11, 2003, adopted a resolution declaring the terms and conditions of the Reverse Stock Split to be advisable, and directing that a proposed amendment to the Articles of Incorporation of the Company effecting the Reverse Stock Split and reducing the Company's authorized capital proportionately be submitted to all shareholders of the Company for consideration.

In determining the fairness of the Reverse Stock Split, and determining to approve the Reverse Stock Split and recommend that shareholders approve it, the Board of Directors considered the following material factors:

o The small size of the Company, the absence of a trading market and the limited liquidity of the Existing Common Stock supported the Board's decision to recommend the Reverse Stock Split. Since shareholders are not currently realizing many of the principal benefits of public ownership, the Board determined that the increasing costs of public reporting were not warranted as the Company's status as a public company places significant financial burdens and legal risks on the Company.
o The fairness opinion and analysis of Schaffner Knight Minnaugh & Company, P.C. as of March 31, 2003, which calculated the per share value based upon the Net Asset Value Method. The Board relied on Schaffner Knight Minnaugh & Company, P.C.'s analysis in making its determination that the $0.3568 per share is fair, and adopted Schaffner Knight Minnaugh & Company, P.C.'s analysis as its own.
o The Board's view that a liquidation of the Company at this time would likely result in an ultimate distribution to shareholders of less than $0.3568 per share of Existing Common Stock valuation used in the Reverse Stock Split. See "SPECIAL FACTORS - Alternatives Considered by the Board of Directors - Liquidation."
o Information regarding the Company's financial condition, including the costs associated with the reporting requirements under the Exchange Act, and the increasing costs being incurred as a result of the Sarbanes-Oxley Act, which are highly significant to the Company. This information also supported the decision to proceed with the Reverse Stock Split at a one for 1,875 ratio and $0.3568 valuation by showing the Company had sufficient funds to pay cash in lieu of fractional shares in the Reverse Stock Split.

The Board also considered a number of potential disadvantages to the Reverse Stock Split. Following the Reverse Stock Split, shareholders who are cashed-out will no longer have any ownership or voting rights in the Company, and will not be able to participate in any future growth or profits that the Company may experience. If the Reverse Stock Split is effected, the Company will become a private company, and there will be no opportunity for a public market for the Company's securities to develop unless the Company re-registers under the Exchange Act in the future, which is not anticipated at this time.

Opinion of Schaffner Knight Minnaugh & Company, P.C.

In early 2003, the Board of Directors of the Company retained Schaffner Knight Minnaugh & Company, P.C. to render an opinion, from a financial viewpoint, on a range of proposed purchase prices for fractional shares of the Company to be acquired in the proposed going private transaction ("Opinion"). In requesting Schaffner Knight Minnaugh & Company, P.C.'s fairness opinion, the Board did not give any special instructions or impose any limitations upon the scope of the investigations that Schaffner Knight Minnaugh & Company, P.C. deemed necessary to enable it to deliver its Opinion.

The Board received an Opinion, dated August 4, 2003, from Schaffner Knight Minnaugh & Company, P.C., relating to the fairness of the consideration to be offered to shareholders. The Opinion stated that the purchase price in the amount of $0.3568 per share for fractional shares of the Company's Existing Common Stock.

The Board considered Schaffner Knight Minnaugh & Company, P.C. to be qualified to render an Opinion with regard to the fairness of the proposed Reverse Stock Split. The Company has not had any material relationship with Schaffner Knight Minnaugh & Company, P.C. other than the engagement to render the Opinion with regard to the proposed Reverse Stock Split and no other relationship is contemplated. Schaffner Knight Minnaugh & Company, P.C. has been compensated for such Opinion in the amount of $18,500 plus reasonable out-of-pocket expenses.

The full text of Schaffner Knight Minnaugh's appraisal, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Schaffner Knight Minnaugh, is available for inspection and copying at our principal offices during our regular business hours by any stockholder upon written notice to us. We will provide a copy of Schaffner Knight & Minnaugh's appraisal to any stockholder upon written request to us at the expense of the requesting stockholder. The full text of Schaffner Knight & Minnaugh's appraisal is also included as an Exhibit to the
Schedule 13E-3 filed by the company with the Securities and Exchange Commission on the same date as this information statement.

Certain Effects of Reverse Stock Split Proposal on The Company's
Shareholders

Interests of Certain Persons
1. Rights, Preferences and Limitations. There are no differences between the respective rights, preferences or limitations of the Existing Common Stock and the New Common Stock. There will be no differences with respect to dividend, voting, liquidation or other rights associated with the Company's common stock before and after the Reverse Stock Split.

	Holders of fewer than 1,875 shares of Existing Common Stock will no longer have any ownership rights in the Company after the Reverse Stock Split is effected. As a result, such holders will no longer be able to participate in any future growth of the Company.

	If the Reverse Stock Split is approved, the Company's
	Articles of Incorporation will be amended to change the authorized common stock from the currently 15,000,000 authorized shares to 8,000 authorized shares.

2. Financial Effect. The total number of fractional shares to be purchased is estimated to be approximately 568,242 at a total cost of approximately $202,748. The cost of the Reverse Stock Split transaction will come from a combination of the Company's available cash balances, borrowing and sale of assets and, accordingly, will reduce the Company's cash balance. Final arrangements have not yet been made with respect to any borrowing and/or sale of assets that may be required to generate sufficient funds to complete the Reverse Stock Split. There have been preliminary discussions concerning the possible sale of the Company's unproduced natural gas reserves and related wells or the mortgaging of these assets to secure a borrowing of all or a portion of the funds necessary to complete the Reverse Stock Split. However, it must be emphasized that the Company does not have a binding offer to purchase such assets and it does not have a commitment with respect to the borrowing of funds.

	The proposed Reverse Stock Split will not effect the par value of the Company's common stock. As a result, on the effective date of the Reverse Stock Split, the stated capital on the Company's balance sheet attributable to common stock will be reduced in proportion to the Reverse Stock Split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. No other material impact on the Company's financial statements is expected.

	The Company will pay all of the expenses related to the Reverse Stock Split. The Company reasonably estimates that the expenses of the Reverse Stock Split will be as follows:

			SEC filing fees--				$    50
			Legal fees--					$ 5,000
			Accounting fees--				$ 1,500
			EDGAR filing preparation fees--	$ 1,500
			Valuation fees--				$18,000
			Printing and Mailing costs--		$ 3,000
			Other--						$ 2,000

			Total--						$31,050

3. Termination of Exchange Act Registration of New Common
Stock. The Reverse Stock Split Proposal will affect the public registration of the New Common Stock with the SEC under the Exchange Act, as the Company intends to terminate this registration as soon as practicable after approval of the Reverse Stock Split Proposal by the shareholders. The
Company may terminate registration under the Exchange Act if the New Common Stock is no longer held by 300 or more shareholders of record. Termination of registration of the New Common Stock under the Exchange Act would substantially reduce the information, required to be prepared, mailed and furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, no longer applicable to the Company.

	With respect to the executive officers and directors of the Company, in the event of the intended termination of registration of the New Common Stock under the Exchange
Act; executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16 thereof.

	Upon termination of Exchange Act registration, the Company will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

4. Directors and Officers. The current directors and officers of the Company will remain the directors and officers of the Company immediately following the effectiveness of the Reverse Stock Split.

5. Reduction in Authorized Common Stock. The Amendment to the Company's Certificate of Incorporation contemplated by the Reduction in Authorized Common Stock Proposal is contingent on the approval of the Reverse Stock Split and will reduce the number of authorized shares of Common Stock from 15,000,000 shares to 8,000 shares. With the exception of the number of authorized shares, the terms of the common stock before and after the Reduction in Authorized Common Stock will remain the same.


PROPOSAL NO. 1

AUTHORIZATION OF A 1 for 1,875 REVERSE STOCK SPLIT


	You are being asked in Proposal No. 1 to vote for a proposed amendment to the Company's Articles of Incorporation ("Amendment") which will grant to the Board of Directors the authority to eliminate the authorized but unissued preferred stock and to effect a 1-for-1,875 reverse stock split of all shares of the Company's common stock. If the Proposal for a 1-for-1,875 reverse stock split is approved by the Shareholders, the Board may at any time within 12 months following approval, authorize the filing of the Amendment to the Company's Articles of Incorporation which shall read as follows:

"As of the effective date of the filing of the Articles of Amendment containing this Amendment with the Pennsylvania Secretary of State, the fifth Article of the Articles of Incorporation of Vineyard Oil & Gas
Company shall be amended to provide that every 1,875 shares of common stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of common stock. The authorized shares of common stock of the Corporation shall be reduced from 15,000,000 to 8,000. No fractional share shall be issued in connection with the foregoing stock split; all shares of common stock so split that are held by a shareholder will be aggregated and each fractional share resulting from such aggregation shall be rounded down to the nearest whole share. In lieu of any interest in a fractional share of common stock to which a shareholder would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount to such shareholder equal to the fair value, as determined by the Board of Directors, of such fractional share as of the effective date of the foregoing split. All references to Preferred Stock in the Fifth Article shall be eliminated."

	The Reverse Stock Split is proposed in order to take the Company private. The principal reason for "going private" is to relieve the Company of the increased costs, burdens and risks of remaining a public company.

General
The Board of Directors has unanimously adopted a resolution approving, and recommending to shareholders for approval an amendment to the Company's Articles of Incorporation to eliminate the authorized but unissued preferred stock and to effect the proposed 1 for 1,875 Reverse Stock Split of its issued and outstanding common stock.

If the shareholders approve the Reverse Stock Split, the Company intends to file the amendment to the Company's Certificate of Incorporation with the Secretary of State of Pennsylvania (the "Secretary of State"). The Reverse Stock Split will become effective on the date the amendment is filed with the Secretary of State, or such later date as is specified in the filing. The Company expects the amendment to become effective as soon as practicable following the Shareholders Meeting.

The Company had 5,325,562.5 shares of common stock outstanding as of April 31, 2003. If the Reverse Stock Split is approved and implemented, each share of Existing Common Stock will automatically be reclassified into 1/1,875th of a fully paid and non-assessable share of New Common Stock without any further action on the part of the shareholders. Assuming no change in the number of outstanding shares from the April 31, 2003, if the Reverse Stock Split is approved, the currently outstanding shares of Existing Common Stock will be converted into approximately 2,840 shares of New Common Stock. The Company estimates that approximately $202,748 will be paid in cash in lieu of fractional shares.

Each shareholder owning less than 1,875 shares of Existing
Common Stock will receive in exchange for each share of Existing
Common Stock cash in the amount of $0.3568.

Exchange of Certificates and Payment of Fractional Shares

If the shareholders approve the Reverse Stock Split, the Board of Directors of Company will have authority to file an Amendment to the Articles of Incorporation with the Secretary of State. The Reverse Stock Split will become effective on the date the Certificate of Amendment is filed with the Secretary of State (the "Effective Date"), or such later date as is specified in the filing.

As soon as practicable after the Effective Date, each holder of an outstanding certificate theretofore representing Existing Common Stock will receive from the Company instructions for the surrender of such certificate to the Company. The instructions will include a Letter of Transmittal to be completed and returned to the Company with such certificate. As soon as practicable after the surrender to the Company of any certificate which represented shares of Existing Common Stock, together with a duly executed Letter of Transmittal and any other documents the Company may specify, the Company shall deliver to the person in whose name such certificates have been issued, (i) certificates registered in the name of such person representing the number of full shares of New Common Stock into which the shares of Existing Common Stock represented by the surrendered certificate shall have been reclassified, and/or
(ii) cash for fractional shares.

For the purpose of determining ownership of Existing Common Stock at the Effective Date, shares will be considered to be held by the person in whose name those shares are registered.
No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate which prior to the approval of the Reverse Stock Split represented any shares of Existing Common Stock.

No certificates or scrip representing fractional shares of New Common Stock shall be issued in connection with the Reverse Stock Split. Instead, each shareholder owning less than 1,875 shares of Existing Common Stock will receive in exchange for each share of Existing Common Stock cash in the amount of $0.3568..

Vote Required

Approval of the Reverse Stock Split will require approval by a majority of the shares of Existing Common Stock that were outstanding on the Record Date. Accordingly, the Reverse Stock Split will be approved if at least 2,628,810 shares of Existing Common Stock, or one vote more than 50% of the 5,257,618.5 outstanding shares of Existing Common Stock (net of treasury shares) are voted in favor of the Reverse Stock Split.

Voting Procedures and Revocability of Proxies

The only shareholders entitled to vote at the Special Meeting are the holders of record at the close of business on the Record Date. On the Record Date there were 5,325,562.5 outstanding shares of Existing Common Stock but 67,944 are held in treasury. Each outstanding non-treasury share of Existing Common Stock is entitled to one vote on each matter to come before the Annual Meeting.

The accompanying proxy card is designed to permit each shareholder of record on the Record Date to vote on the proposals described in this Proxy Statement. The proxy card provides space for a shareholder to vote for or against any proposal to be considered at the Annual Meeting or abstain from voting on any proposal if the shareholder chooses to do so. The Reverse Stock Split and the Amendment to the Company's Articles of Incorporation require the affirmative vote of holders of a majority of the outstanding shares of Existing Common Stock as of the Record Date.

The holders of a majority of the outstanding shares of Existing Common Stork present, in person or by proxy, and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Special Meeting. If a quorum should not be present, the Meeting may be adjourned from time to time until quorum is obtained.

APPRAISAL RIGHTS AND DISSENTER'S RIGHTS

No appraisal or dissenters' rights are available under Pennsylvania law to shareholders who dissent from the a Reverse Stock Split. There may exist other rights or actions under Pennsylvania law or federal or state securities laws for shareholders who can demonstrate that they have been damaged by the Reverse Stock Split. Although the nature and extent of such rights or actions are uncertain any may vary depending upon facts or circumstances, shareholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT
SHAREHOLDERS VOTE "FOR" THE REVERSE STOCK SPLIT.



PROPOSAL NO. 2:

AMENDMENT OF BYLAWS


	In Proposal No. 2, the Shareholders are being requested to authorize the amendment of the Company's Bylaws. The Bylaws of the Company currently provides in Article II, Section 14 as follows:

"All sales of unproduced natural gas by the Company is limited to ten (10%) percent of the then-existing proven, recoverable reserves of the Company in any calendar year, unless prior Shareholder approval has been obtained."

	With regard to Amendments to the Company's Bylaws, Article VIII, Section 1 provides as follows:

"These Bylaws may be altered, amended or reported by majority vote of the Shareholders entitled to vote thereon at any regular or special meeting duly convened after notice to the Shareholders of that purpose or by a majority vote of the members of the Board of Directors at any regular or special meeting duly convened after notice to the Directors of that purpose, subject always to the power of the Shareholders to change such action by the Directors."

	The Board of Directors is requesting the Shareholders approval for the removal of Article II, Section 14 from the Bylaws. This will remove the restriction or the Board's ability to sell unproduced natural gas. The Board will be able to sell all or any portion of the Company's unproduced natural gas on terms and conditions as are most beneficial to the Company and Shareholders without further Shareholder approval.

	It is the present intention of the Board of Directors to either sell all or part of the Company's unproduced natural gas and/or mortgage such unproduced natural gas in order to generate the funds necessary for the Reverse Stock Split as set forth in Proposal No. 1.



PROPOSAL NO. 3:

ELECTION OF DIRECTORS


	The by-laws of the Company provide for a Board of Directors composed of seven (7) directors. Directors are elected to staggered three (3) year terms, with the term of three directors expiring next year, the term of two directors expiring the next year, and so on.

	The class of Directors whose terms expire in 2003 consists of two directors. The Board of Directors has nominated Robert
Garfield and W. Eric Johnson as the candidates to stand for election for two seats with a term expiring 2006.

	The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event any nominee is unable or declines to serve as a director at the time of the annual meeting; the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. As of the date of this proxy statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as director.

	Shareholders shall have cumulative voting rights with respect to the election of directors and there are no conditions precedent to the exercise of the right to cumulate votes for directors.

NOMINEES TO THE BOARD OF DIRECTORS - Three year terms
	Each share of common stock is entitled to cast two (2) votes for the election of directors for a three year term that will expire in 2006.

      Name         Principal    Director  Class and Year    Age
                   Occupation    Since     in Which Term
                                           Will Expire

Robert Garfield(1) Independent    2000         2006          63
                   Broker
                   Garfield, Inc.

W. Eric Johnson(1) Stockbroker    1997         2006          44

(1) Mr. Robert Garfield and Mr. Eric Johnson beneficially owned
no shares of common stock of 	the Company as of the record date.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
AFOREMENTIONED NOMINEES LISTED AS STANDING FOR ELECTION IN 2003.

	The members of the Board who are not standing for election at this year's annual meeting are set forth below.

Name           Principal          Director   Class and Year  Age
               Occupation           Since    in Which Term
                                              Will Expire

James          President              1993       2004         40
MacFarlane(1)  MacTech Mineral
               Management

David          President/Co-owner     1998       2004         44
Stetson(2)

William        Vice President         2002       2004         44
Fustos(3)      East Resources, Inc.

Robert         Exec. Vice President   2002       2005         48
Long(4)        East Resources, Inc.

James          Former President      1978        2005         66
Concilla       of Vineyard Oil & Gas (retired)
</table>
(1) Mr. James MacFarlane beneficially owned no shares of the
		common stock of the company as of the record date.

(2) Mr. David Stetson beneficially owned 81,487.5 shares of
		common stock of the company as of the record date, which constituted 1.5% of the shares issued.

(3) Mr. William Fustos beneficially owned no shares of common
		stock of the Company as of the record date.

(4) Mr. Robert Long is a 50% owner of Sabre Oil and Gas, Inc.
		which owns 1,043,710.63 shares 	of common stock,
		representing 19.8% of shares issued, as of the record date.

	The educational background and work experience for the last five (5) years of each of the Directors or Nominees is as follows:

James J. MacFarlane	Mr. MacFarlane has been a Director since
	1993 and also serves on the Audit Committee.
	Mr. MacFarlane holds a Bachelor of Science
	Degree from the University of Pittsburgh at Bradford. Mr. MacFarlane is President of
	MacTech Mineral Management, Inc., Bradford,
	PA.

W. Eric Johnson	Mr. Johnson was elected to the Board in 1997
	and serves as the Chairman of the Audit
	Committees.  Mr. Johnson holds a Bachelor of
	Science Degree from the University of Dayton and has been a stockbroker with Accument
	Securities (formerly Thomas F. White and
	Company, Inc.) since 1989.

James J. Concilla	Mr. Concilla, founder of the Company,
	retired as Board Chairman and Company
	President in April of 2000. Mr. Concilla has been Director and Officer of the Company since its organization in 1978 and currently is a member of the Wage and Bonus Committee.
	Mr. Concilla has a Bachelor of Science
	degree form Edinboro University and a Master
	Degree in Mathematics from the State of
	Pennsylvania.

David H. Stetson	Mr. Stetson was elected to the Board in 1998
	and is a member of the Executive and Audit
	Committees. Mr. Stetson is the owner and President of Stetson Brothers, Inc., a retail hardware store in North East, PA.

Robert L. Garfield	Mr. Garfield was appointed as a Director in
	August 2000. Mr. Garfield is an independent broker of gas and electricity. Previously
	Mr. Garfield served as Vice President of
	Kidder Exploration, Inc. from 1989 until their 1993 sale to National Fuel Resources.
	Prior to that, Mr. Garfield served as the President of Environ Securities, a subsidiary of Envirogas, Inc. from 1982 to 1989. In addition, Mr. Garfield held several Executive positions with Security
	Peoples Bank, Erie, PA from 1969 to 1982.
	Mr. Garfield has a Bachelor of Science
	Degree from Grove City College, Grove City,
	PA. Mr. Garfield is a member of the Wage and Bonus Committee.

William Fustos	Mr. Fustos has been a director of the
	Company since his appointment in July of 2002 and has succeeded Mr. MacFarlane as Board Chairman. Mr. Fustos is also Chairman of the Executive Committee. Mr. Fustos is the Vice President of East Resources, Inc.
	of Wexford, Pennsylvania.  He is a 1979
	graduate of Penn State University and is a registered Petroleum Natural Gas Engineer.
	Mr. Fustos is a member of the Society of Professional Engineers.

Robert H. Long	Mr. Long has been a director since 2002 and
	a member of the Executive Committee.  Mr.
	Long is the Executive Vice President of East
	Resources and the Vice President of Sabre
	Oil & Gas, Inc.  Mr. Long graduated from
	Alford University in 1973 and holds an
	Associates Degree in Civil Engineering.  Mr.
	Long is a certified Professional Landman and is a member of the American Association of Professional Landman.

PROPOSAL NO. 4:

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS


	In accordance with the requirements of the Securities and Exchange Act of 1934, the Board of Directors is required to select independent public accountants as auditors of the Company for 2003, subject to ratification or rejection by the shareholders.

	The fees for professional services rendered for the audit and review of the Companies annual and quarterly financial statements for the fiscal year ended December 31, 2002 were $26,500 and $7,950, respectively and fees for other services rendered by the Companies auditors for the fiscal year ended December 31, 2002 were $85,840.

	The firm of Gorzynski, Felix and Gloekler, P.C., served as independent public accountants for the Company for the fiscal year ended December 31, 2002. The Board of Directors desires the firm to continue in this capacity for the current fiscal year. Accordingly, a resolution will be presented at the Annual Meeting to ratify the selection of Gorzynski, Felix and Gloekler, P.C., by the Board of Directors as independent public accountants to audit the accounts and records of the Company for the fiscal year ending December 31, 2003, and to perform other appropriate services. In the event the shareholders fail to ratify the selection of Gorzynski, Felix and Gloekler, P.C., the Board of Directors would reconsider such selection.

	A representative of Gorzynski, Felix and Gloekler, P.C., will be present at the annual meeting to respond to appropriate questions and to make a statement if he or she so desires.

	THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
VOTE "FOR" THE AFOREMENTIONED PROPOSAL REGARDING RATIFICATION OF
ACCOUNTANTS.

OFFICER AND DIRECTOR COMPENSATION

	Compensation paid by the Company to Officers and Directors during calendar year 2002 was as follows:

Name and                     Salary   Commissions   Bonus  Other
Principal Position

James MacFarlane             $11,000       0          0       0
Chairman of the Board
to December 7, 2002

William Fustos               $ 1,000       0          0       0
Chairman of the Board
as of December 7, 2002

James M. Reynard             $11,166       0          0       0
Treasurer/Secretary as of
October 16, 2002

Stephen B. Millis (1)        $85,000       0          0       0
President as of
April 1, 2000

(1) Mr. Stephen Millis is given the use of a Company vehicle for Company business.

No officer received any other non-cash compensation during the year ending December 31, 2002, other than health insurance which all full-time employees of the Company are entitled to receive.

Directors are paid $150.00 for each meeting of the Board of Directors at which the director was present. In addition, directors attending Executive, Wage/Bonus and/or Audit Committee meetings are also paid $150.00 per meeting.


BENEFICIAL OWNERSHIP OF SHARES

	The following table sets forth the number and percentage of shares of common stock owned by (a) each person who, to the knowledge of the Company, is beneficial owner of 5% or more of the outstanding shares of common stock, (b) each of the Company's present Directors and nominees, and (c) all of the Company's present officers and Directors as a group. This information is reported in accordance with the beneficial ownership rules of the Security and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days.

Names ad Address            Number of Shares  Percentage of Class

Sabre Oil & Gas               1,043,710.63             19.8%
c/o Robert H. Long
12450 Perry Hi-Way, Suite 101

Stephen B. Millis               322,650                 6.0%
11370 Martin Road
North East, PA 16428

David H. Stetson                 81,487.5               1.5%
10730 West Main Road
North East, PA 16428

James J. Concilla                 7,162.5               0.1%
20 Blaine Street
North East, PA 16428

Note: Directors Fustos, MacFarlane, Johnson and Garfield are not
shareholders. Mr. Robert Long owns 50% of Sabre Oil and Gas, Inc. which now owns 1,043,710.63 shares of stock.
All Officers and Directors as a Group  411,300           7.6%
(3 individuals)

	All shares are beneficially owned and the sole investment and voting power is held by the persons named. Includes shares which may be owned beneficially by the wives and/or minor children and/or trusts for the benefit of the minor children of the persons names, as to which beneficial interest is disclaimed.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

	Based on the Company's review of copies of forms filed with the Securities and Exchange Commission or written representations from certain reporting persons, in compliance with Section 16(a) of the Securities Exchange Act of 1934, the Company believes that during the fiscal year of 2002, all officers, directors, and greater than ten percent (10%) beneficial owners complied with the applicable filing requirements.


MEETING AND COMMITTEES OF THE BOARD

	The Board, pursuant to its powers, has designated and Executive Committee, an Audit Committee and a Wage and Bonus Committee. The Board has no Nominating Committee. The Board held 6 meetings during the year ended December 31, 2002. Each member of the Board attended at least 75% of the aggregate number of meetings of the Board and committee meetings for which he was eligible.

	The Executive Committee has the power to exercise the authority of the Board of Directors in the day-to-day management of the Company, except with regard to certain items. During the year ended December 31, 2002, this committee held no formal meetings, however, members of this committee met frequently in informal session to review Company operations. Messrs. Fustos, Long and Stetson are presently member of the Executive Committee.

	The Audit Committee is responsible for reviewing the audit and annual financial statements and reporting thereon to the Board of Directors and making recommendations to the Board of Directors regarding the independent auditors. The Committee held 6 formal meetings and several informal meeting during the year ended December 31, 2002. The current members of the Audit Committee are Mr. Stetson, Mr. Johnson, and Mr. MacFarlane.

	The Wage and Bonus Committee is responsible for setting wages and salaries to be paid to management and Directors. During the year ended December 31, 2002, this committee held no formal and several informal meetings. Mr. Concilla and Mr. Garfield are presently members of the Wage and Bonus Committee.

AUDIT COMMITTEE DISCLOSURE

	The Audit Committee of the Company has:

		Reviewed and discussed the audited financials with management.

		Discussed with the independent auditors the matters required to be discussed by SASGI, "Communications with Audit Committees."

		Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard, No. 1, "Independent Discussions with Audit Committees" and discussed with the auditors the auditors independence.

		Adopted a formal written audit committee charter.


SHAREHOLDER PROPOSALS

	Shareholder proposals intended to be considered at the 2004 Annual Meeting of Shareholders must be received by the Secretary of the Corporation no later than February 28, 2004. Such proposals may be included in the next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

	Sabre Oil and Gas, Inc. owns 1,043,710.63 shares of common stock of the Company as of May 13, 2002. Sabre Oil and Gas, Inc. is a producer of natural gas which is marketed by the Company. Sabre Oil and Gas, Inc. is a 20 percent owner of Northern Pipeline Company, L.L.C. of which the Company owns 45%.

EXPENSES OF SOLICITATION

	The Company will bear the cost of preparing and mailing this statement with the accompanying proxy and other material. In addition to the use of the mails, officers, and employees of the Company may solicit proxies personally, by telegram, or by telephone for no additional compensation than their current salaries and/or fees. The Company will, upon request, reimburse banks, brokerage houses, and other institutions, nominees, and fiduciaries for the reasonable expenses in forwarding proxy material to their principals.


GENERAL

	The proxy is solicited by the Board of Directors and confers discretionary authority to vote on other matters which may properly come before the annual meeting or any adjournments thereof, but the Board of Directors does not know of any matter to be brought before the annual meeting other than the matters referred to in the Notice of Annual Meeting of Shareholders and matters incident thereto. The person named in the proxy solicited by management will vote all properly executed proxies. If a shareholder specifies on such proxy a choice with respect to a proposal to be acted upon, the proxy will be voted in accordance with such specifications or will abstain from voting, if "Abstain" is marked. Where no choice is specified, the proxy will be voted FOR Proposals 1 through 4. If any matter not set forth in the Notice of Annual Meeting of Shareholders is properly brought before the Annual Meeting, such persons will vote thereon in accordance with their best judgment. In addition to solicitation of shareholders by use of the mails, several officers and employees of the Company may, to a limited extent, solicit proxies by personal delivery of material and by telephone, telegram or mail. The presence at the annual meeting in person or by proxy (including those proxies market "Abstain") of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum as prescribed by the by-laws of the Company.



	BY ORDER OF THE BOARD OF DIRECTORS
	/s/ WILLIAM FUSTOS
	CHAIRMAN OF THE BOARD


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TABLE OF CONTENTS



SUMMARY TERM SHEET

SPECIAL FACTORS
	Purpose and Reasons for the Reverse Stock Split
	Potential Disadvantages
	Background
	Alternatives Considered by the Board of Directors
	Fairness of the Reverse Stock Split
	Opinion of Schaffner Knight Minnaugh & Company, P.C.
	Certain Effects of Reverse Stock Split on the Company's
Shareholders

PROPOSAL NO. 1 - REVERSE STOCK SPLIT

PROPOSAL NO. 2 - AMENDMENT OF BYLAWS

PROPOSAL NO. 3 - ELECTION OF DIRECTORS

PROPOSAL NO. 4 - RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC 	ACCOUNTANTS

OFFICER AND DIRECTOR COMPENSATION

BENEFICIAL OWNERSHIP OF SHARES

FINANCIAL INFORMATION

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

MEETING AND COMMITTEES OF THE BOARD

AUDIT COMMITTEE DISCLOSURE

SHAREHOLDER PROPOSALS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EXPENSES OF SOLICITATION

GENERAL

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